Exhibit 99.1

First Horizon National Corporation Reports Financial Results for First Quarter 2007

 * Earnings per diluted share of $.55 for first quarter 2007
 * Bank's market-leading Tennessee footprint strengthened and national specialty sales force expansion continues
 * Asset quality remains solid as nonperformers declined due to charge-off of previous problem loans
 * Hedging costs rise over prior quarter
 * Consolidation initiative offsets expected seasonal decline
 * Downsized securities portfolio in anticipation of rebound in mortgage production
 * Mortgage Alt-A and nonprime show minimal adverse impact
 * Additional opportunities for efficiency above and beyond those previously announced

MEMPHIS, Tenn., April 18, 2007 (PRIME NEWSWIRE) -- First Horizon National Corporation (NYSE:FHN) announced first quarter 2007 earnings of $70.5 million or $.55 per diluted share. Earnings for fourth quarter 2006 were $76.5 million or $.60 per diluted share. Results for first quarter 2007 reflected an expected seasonal decline in addition to a $15 million negative impact on mortgage hedging results. Two items partially offsetting the seasonal and hedging impacts that occurred this quarter were a $7.5 million reduction in tax expense as we received approval to consolidate our mortgage company into our bank and $10.3 million of net securities gains recognized as the investment portfolio was reduced to compensate for loan growth.

"While this quarter's earnings were lower than expected as a result of some industry-wide disruptions related to the softening housing market," said Jerry Baker, CEO of FHN, "we remain focused on our strategic vision and direction. We have made progress in building our core franchise in Tennessee and we continue to gain market share. In addition, we are exporting that banking expertise to key national markets by adding banking specialists. Our mortgage and capital markets businesses continue to be important levers in that banking expansion."

"We are working hard to return mortgage to historical levels of profitability through our strategy of building our prime, retail origination business," Baker continued. "Accordingly, we have made the decision to no longer underwrite, process and fund nonprime loans. Our nonprime business, which represents less than two percent of our mortgage loan production, has resulted in a reasonable level of repurchase activity for which we have adequate reserves to cover estimated remaining losses. However, reduced investor appetite for this product has diminished gain-on-sale margins drastically; therefore, we believe market risk no longer justifies the modest potential rewards and believe it is better to service retail customer needs through broker relationships. In contrast, our Alt-A business, which represented 20 percent of our first-lien production in first quarter 2007, has prime-type credit characteristics despite the non-standard loan structures, with an average FICO of over 715 and continues to price appropriately. The majority of our Alt-A production is securitized and to-date, no residual or credit support structures have been retained and we have not seen any material repurchase activity from these loans."

Return on average shareholders' equity and return on average assets were 11.6 percent and .74 percent, respectively, for first quarter 2007. Return on average shareholders' equity and return on average assets were 12.1 percent and .77 percent, respectively, for fourth quarter 2006. Total assets were $38.8 billion and shareholders' equity was $2.5 billion on March 31, 2007, compared to $37.9 billion and $2.5 billion, respectively, on December 31, 2006.

PERFORMANCE HIGHLIGHTS

Retail/Commercial Banking

Pre-tax income for Retail/Commercial Banking was $100.4 million for first quarter 2007, compared to $108.5 million for fourth quarter 2006. Total revenues for Retail/Commercial Banking were $327.1 million for first quarter 2007 compared to $343.3 million for fourth quarter 2006.

Net interest income decreased to $224.1 million in first quarter 2007 from $228.9 million in fourth quarter 2006 due to variance in the number of days. Net interest margin remained relatively stable at 4.10 percent in first quarter 2007 compared to 4.15 percent in fourth quarter 2006. The Retail/Commercial Bank showed continued momentum in product growth as both loans and deposits grew 5 percent over first quarter 2006.

Noninterest income was $103.0 million in first quarter 2007 compared to $114.4 million in fourth quarter 2006. Fees from deposit transactions and cash management decreased $4.0 million compared to fourth quarter 2006 due primarily to lower overdraft and NSF charges per customer. Revenue from loan sales and securitizations decreased $5.4 million due to lower execution margins and a decline in the volume of loans delivered into the secondary markets.

Provision for loan losses increased to $28.5 million in first quarter 2007 from $23.3 million in fourth quarter 2006, primarily reflecting an increase in both homebuilder and one-time-close construction loans on the watch list.

Noninterest expense decreased to $198.2 million in first quarter 2007 compared to $211.5 million in fourth quarter 2006. The decrease in noninterest expense primarily reflects the net positive impact of a third-party settlement in first quarter 2007 compared to other losses recognized in fourth quarter 2006. Other expense results continue to reflect a heightened focus on containing expense growth as expenses were relatively flat in first quarter 2007 compared to fourth quarter 2006. The efficiency ratio improved to 60.6 percent from 61.6 percent in fourth quarter 2006.

Mortgage Banking

Mortgage Banking had a pre-tax loss of $11.3 million for first quarter 2007, compared to pre-tax income of $3.8 million for fourth quarter 2006. Total revenues for Mortgage Banking were $94.0 million in first quarter 2007 compared to $112.4 million in fourth quarter 2006.

Net interest income was $17.3 million in first quarter 2007 compared to $20.8 million in fourth quarter 2006. An inverted yield curve resulted in compression of the spread on the warehouse, which was 1.12 percent in first quarter 2007 compared to 1.24 percent in fourth quarter 2006.

Noninterest income was $76.7 million in first quarter 2007 compared to $91.6 million in fourth quarter 2006. Noninterest income consists primarily of mortgage banking-related revenue, net of costs, from the origination and sale of mortgage loans, fees from mortgage servicing and changes in fair value of mortgage servicing rights (MSR) net of hedge gains or losses.

Noninterest income from mortgage origination and servicing activities declined this quarter over fourth quarter of last year. Net origination income decreased to $63.6 million in first quarter 2007 from $69.2 million in fourth quarter 2006 as loans delivered into the secondary market decreased to $6.1 billion in first quarter 2007 from $6.3 billion in fourth quarter 2006. Total mortgage servicing fees increased to $84.7 million in first quarter 2007 from $83.9 million in fourth quarter 2006, reflecting mortgage servicing portfolio growth of 6 percent on an annualized sequential quarter basis to $102.8 billion on March 31, 2007.

Servicing hedging activities and changes other than runoff in the value of capitalized servicing assets negatively impacted net revenues by $14.8 million this quarter as compared to fourth quarter 2006 due to interest rate volatility, fluctuations in MSR values and continued higher costs to hedge under an inverted yield curve. At the same time, prepayment rates slowed, lowering the change in value of MSR due to runoff to $61.7 million in first quarter 2007 from $66.9 million in fourth quarter 2006.

Noninterest expense decreased to $105.3 million in first quarter 2007 from $108.9 million in fourth quarter 2006 primarily due to the contraction in origination activities.

Capital Markets

Pre-tax earnings for Capital Markets were $3.4 million in first quarter 2007 compared to $8.6 million in fourth quarter 2006. Total revenues for Capital Markets were $83.1 million in first quarter 2007 compared to $92.7 million in fourth quarter 2006.

Revenues from fixed income sales were $46.3 million in first quarter 2007 compared to $46.2 million in fourth quarter 2006. Revenues from other products were $42.6 million in first quarter 2007 compared to $49.8 million in fourth quarter 2006. Revenues from other products include fee income from activities such as structured finance, equity research, investment banking, loan sales, portfolio advisory and the sale of bank-owned life insurance. These other sources of revenue represented 48 percent of total product revenues in first quarter 2007 compared to 52 percent in fourth quarter 2006. The decrease from fourth quarter 2006 was due to decreased fees from structured finance activities primarily as a result of a smaller pooled trust preferred transaction in first quarter 2007.

Noninterest expense decreased $4.4 million to $79.7 million in first quarter 2007 from $84.1 million in fourth quarter 2006 primarily due to a decrease in compensation expense partially offset by seasonal expense.

Corporate

The Corporate segment's results yielded a pre-tax loss of $3.4 million in first quarter 2007 compared to a pre-tax loss of $13.1 million in fourth quarter 2006. The first quarter 2007 results include $10.3 million of net securities gains as the investment portfolio was reduced to compensate for loan growth, compared to $3.0 million of net securities gains in fourth quarter 2006. Noninterest income decreased $7.0 million to $4.3 million in first quarter 2007 from $11.3 million in 2006, while noninterest expense decreased $7.3 million to $19.8 million in first quarter 2007 from $27.1 million in fourth quarter 2006. The declines in both noninterest income and noninterest expense were primarily related to deferred compensation plans.

Income Taxes

The effective corporate tax rate this quarter was 21.1 percent. Provision for income taxes was favorably impacted by $7.5 million during first quarter 2007 due to the planned consolidation of the mortgage company into the bank, a transaction designed to promote efficiencies and enhance the use of our national bank charter in our mortgage lending business.

AVERAGE BALANCE SHEET

Total average assets decreased to $38.6 billion for first quarter 2007 from $39.3 billion for fourth quarter 2006, but were up 3 percent from $37.7 billion for first quarter 2006. Total loans increased to $22.0 billion for first quarter 2007 from $21.9 billion for fourth quarter 2006 and grew 6 percent from $20.9 billion as commercial loans grew 13 percent and retail loans decreased 1 percent for first quarter 2006. Loans held for sale decreased to $3.6 billion in first quarter 2007 from $3.8 billion in fourth quarter 2006 and $4.8 billion in first quarter 2006. Average earning assets decreased to $33.8 billion in first quarter 2007 from $34.3 billion in fourth quarter 2006. Interest-bearing core deposits increased to $8.2 billion in first quarter 2007 from $8.0 billion in fourth quarter 2006 and increased 11 percent from $7.4 billion in first quarter 2006. Total core deposits increased 8 percent to $13.3 billion in first quarter 2007 from $12.3 billion in first quarter 2006, reflecting expansion strategies, which emphasize a focus on convenient hours and targeted financial center expansion. Purchased funds decreased to $14.7 billion in first quarter 2007 from $15.9 billion in fourth quarter 2006 and $17.4 billion in first quarter 2006. Average shareholders' equity was $2.5 billion in first quarter 2007, an increase of 6 percent from $2.3 billion in first quarter 2006.

The consolidated net interest margin remained stable at 2.84 percent for first quarter 2007 compared to 2.86 percent for fourth quarter 2006. The net interest spread also remained stable at 2.21 percent for first quarter 2007 and fourth quarter 2006. The decline in margin is primarily attributable to a tighter spread on the warehouse, which decreased by 12 basis points to 1.12 percent for first quarter 2007, creating a negative impact on the overall corporate margin this quarter as compared to fourth quarter 2006.

ASSET QUALITY

Provision for loan losses increased to $28.5 million in first quarter 2007 from $23.0 million in fourth quarter 2006, primarily reflecting an increase in both homebuilder and one-time-close construction loans on the watch list. The net charge-off ratio increased to 48 basis points in first quarter 2007 from 25 basis points in fourth quarter 2006 as net charge-offs grew to $26.6 million from $13.5 million in fourth quarter 2006, driven mainly by a few commercial and industrial loans in our traditional banking markets and residential real estate construction loans. A significant portion of these loans had been previously reserved and thus the increase seen in provision was less than half the increase in net charge-offs. The nonperforming assets ratio related to the loan portfolio decreased to 56 basis points in first quarter 2007 from 58 basis points in fourth quarter 2006 due to the resolution of these previously identified problem loans and as overall low levels in the retail and commercial loans portfolios outweighed the expected increase in construction lending. The allowance to loans ratio was 99 basis points in first quarter 2007 compared to 98 basis points in fourth quarter 2006. Nonperforming assets were $135.9 million on March 31, 2007, compared to $139.0 million on December 31, 2006. (See the table on A-4 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-5 for asset quality ratios).

OUTLOOK

"Looking ahead, while the first quarter's unfavorable impact of seasonality should subside, we expect the operating environment to remain difficult," said Baker. "Our objective is to improve quarterly earnings over the remainder of 2007 significantly above our current run-rate by continuing to enhance our strategies and accelerating our efficiency initiatives. While we are going to have to do a few things differently, I believe this return to earnings growth is realistic."

"First we are fine-tuning our strategies to maximize earnings and reduce interest-rate sensitivity. We will continue to devote resources to developing our Tennessee banking market. The focus in mortgage will be on increasing prime, retail originations by growing the sales force through recruiting and targeted acquisitions and improving their productivity through dedicated sales management. Capital markets will continue to evolve as we expand other products and add international offices."

"Additionally, we are accelerating our productivity and efficiency initiatives and intend to move more aggressively to restructure our company beginning in the second quarter. As a result we will be consolidating functional areas, reducing management-to-staff ratios, closing unprofitable locations, exiting non-core businesses like nonprime lending, and refinancing portions of our capital. While we anticipate one time costs, primarily in the second and third quarters, associated with implementing these initiatives, we see the total benefits of these further efforts amounting to at least another $50 million of annualized savings in our run-rate by the end of this year, over and above the $40 million in efficiencies we currently expect to achieve."

"We are maintaining our focus on disciplined asset quality management with tightened guidelines in both retail and construction lending. We still expect asset quality to be solid for the full year of 2007 with net charge-offs averaging between 30 and 40 basis points for the year."

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, customer and investor responses to these conditions, ability to execute business plans, geopolitical developments, natural disasters, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

OTHER INFORMATION

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement, which is available on FHN's Web site at www.fhnc.com. Management will also host a conference call at 8:00 a.m. Central Time April 19 to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time April 19 by dialing 1-800-565-5442 (international participants dial 1-913-312-1298). The conference will also be webcast live through First Horizon's Web site. To access the webcast, visit the investor relations section of www.fhnc.com. A replay of the call will be available from 11 a.m. Central Time April 19 until 11 p.m. May 3 by calling 1-888-203-1112 or 1-719-457-0820 for international participants. The passcode is 8499476. The event will be archived and made available by 1 p.m. Central Time April 19 in the investor relations section of First Horizon's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance expressed or implied herein or therein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 12,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands -- FTN Financial, First Horizon and First Tennessee -- provide customers with a broad range of products and services including:

 *  Capital markets, one of the nation's top underwriters of U.S.
    government agency securities
 *  Mortgage banking, one of the nation's top mortgage originators and recipient of consecutive awards for servicing excellence from
    Fannie Mae and Freddie Mac
 *  Retail/commercial banking, with the largest market share in
    Tennessee and one of the highest customer retention rates of any bank in the country

FHN companies have been recognized as some of the nation's best employers by AARP, Working Mother and Fortune magazines. FHN also was named one of the nation's 100 best corporate citizens by CRO magazine. More information can be found at www.fhnc.com.

                  FIRST HORIZON NATIONAL CORPORATION
                         STATEMENTS OF INCOME
                             Yearly Growth
                              (Unaudited)

 ---------------------------------------------------------------------
                                            Year-to-date
                                              March 31
                                        --------------------   Growth
 (Thousands)                              2007        2006    Rate (%)
 ---------------------------------------------------------------------
 Interest income                        $583,185    $533,369     9.3 +
 Less interest expense                   345,766     287,648    20.2 +
 ---------------------------------------------------------------------
   Net interest income                   237,419     245,721     3.4 -
 Provision for loan losses                28,486      17,799    60.0 +
 ---------------------------------------------------------------------
   Net interest income after
    provision for loan losses            208,933     227,922     8.3 -
 Noninterest income:
  Capital markets                         87,113      92,858     6.2 -
  Mortgage banking                        73,097      80,682     9.4 -
  Deposit transactions and
   cash management                        39,358      38,023     3.5 +
  Revenue from loan sales and
   securitizations                         9,663      11,357    14.9 -
  Insurance commissions                    9,789      14,686    33.3 -
  Trust services and investment
   management                              9,688      10,657     9.1 -
  Securities gains/(losses), net          10,273     (80,281)     NM
  All other income and commissions        44,207      29,628    49.2 +
 ---------------------------------------------------------------------
   Total noninterest income              283,188     197,610    43.3 +
 ---------------------------------------------------------------------
   Adjusted gross income after provision
    for loan losses                      492,121     425,532    15.6 +
 Noninterest expense:
  Employee compensation, incentives
   and benefits                          246,343     260,141     5.3 -
  Occupancy                               28,784      30,102     4.4 -
  Equipment rentals, depreciation
   and maintenance                        17,613      20,264    13.1 -
  Operations services                     17,821      17,440     2.2 +
  Communications and courier              11,540      14,912    22.6 -
  Amortization of intangible assets        2,825       2,888     2.2 -
  All other expense                       78,086      89,334    12.6 -
 ---------------------------------------------------------------------
   Total noninterest expense             403,012     435,081     7.4 -
 ---------------------------------------------------------------------
 Pre-tax income/(loss)                    89,109      (9,549)     NM
 Provision/(benefit) for income taxes     18,802     (12,959)     NM
 ---------------------------------------------------------------------
 Income from continuing operations        70,307       3,410      NM
 Income from discontinued operations,
  net of tax                                 240     210,273    99.9 -
 ---------------------------------------------------------------------
 Income before cumulative effect
  of changes in accounting principle      70,547     213,683    67.0 -
 Cumulative effect of changes in
  accounting principle, net of tax            --       1,345      NM
 ---------------------------------------------------------------------
 Net income                             $ 70,547    $215,028    67.2 -
                                        ====================
 ---------------------------------------------------------------------
 Diluted earnings per common share
  from continuing operations            $    .55    $    .03      NM
 Diluted earnings per common share
  before cumulative effect of
  changes in accounting principle            .55        1.66    66.9 -
 Diluted earnings per common share           .55        1.67    67.1 -
 Dividends declared                          .45         .45
 Diluted shares                          128,704     129,100

 SELECTED FINANCIAL RATIOS:
 --------------------------
 Return on average assets                    .74%       2.31%
 Return on average shareholders' equity     11.6        37.3
 ---------------------------------------------------------------------

                  FIRST HORIZON NATIONAL CORPORATION
                    AVERAGE STATEMENTS OF CONDITION
                             Yearly Growth
                              (Unaudited)

 ---------------------------------------------------------------------
                                           Year-to-date
                                              March 31
                                    -------------------------  Growth
 (Thousands)                             2007          2006   Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and
    industrial                      $ 7,131,102   $ 6,415,436   11.2 +
   Real estate commercial             1,157,711     1,225,049    5.5 -
   Real estate construction           2,843,263     2,197,693   29.4 +
 ---------------------------------------------------------------------
    Total commercial loans           11,132,076     9,838,178   13.2 +
  Retail:
   Real estate residential            7,908,039     8,644,920    8.5 -
   Real estate construction           2,045,952     1,961,658    4.3 +
   Other retail                         153,651       164,567    6.6 -
   Credit card receivables              195,209       238,089   18.0 -
   Real estate loans pledged
    against other collateralized
    borrowings (a)                      572,284         6,535     NM
 ---------------------------------------------------------------------
     Total retail loans              10,875,135    11,015,769    1.3 -
 ---------------------------------------------------------------------
   Total loans, net of unearned
    income                           22,007,211    20,853,947    5.5 +
 Investment securities                3,817,015     3,026,429   26.1 +
 Loans held for sale                  3,646,252     4,760,823   23.4 -
 Other earning assets                 4,280,052     4,500,845    4.9 -
 ---------------------------------------------------------------------
     Total earning assets            33,750,530    33,142,044    1.8 +
 Cash and due from banks                880,002       831,172    5.9 +
 Other assets                         4,016,512     3,716,307    8.1 +
 ---------------------------------------------------------------------
     Total assets                   $38,647,044   $37,689,523    2.5 +
                                    =========================

 Savings                            $ 3,413,592   $ 2,902,257   17.6 +
 Interest-bearing demand deposits     1,927,573     1,892,382    1.9 +
 Time deposits                        2,893,963     2,602,581   11.2 +
 ---------------------------------------------------------------------
     Total interest-bearing core
      deposits                        8,235,128     7,397,220   11.3 +
 Noninterest-bearing deposits         5,104,695     4,916,459    3.8 +
 ---------------------------------------------------------------------
     Total core deposits             13,339,823    12,313,679    8.3 +
 Certificates of deposit $100,000
  and more                            8,040,937    10,626,088   24.3 -
 ---------------------------------------------------------------------
     Total deposits                  21,380,760    22,939,767    6.8 -
 Short-term borrowed funds            6,660,465     6,815,291    2.3 -
 Term borrowings                      5,807,925     3,798,645   52.9 +
 Other collateralized borrowings (a)    581,030         6,662     NM
 ---------------------------------------------------------------------
     Total long-term debt             6,388,955     3,805,307   67.9 +
 Other liabilities                    1,457,684     1,498,372    2.7 -
 Preferred stock of subsidiary          295,277       295,274    --
 Shareholders' equity                 2,463,903     2,335,512    5.5 +
 ---------------------------------------------------------------------
     Total liabilities and
      shareholders' equity          $38,647,044   $37,689,523    2.5 +
                                    =========================
 ---------------------------------------------------------------------
 (a) During 2006, FHN sold loans through on-balance sheet
     securitizations, which were structured as financings for
     accounting purposes.

                  FIRST HORIZON NATIONAL CORPORATION
                  PERIOD-END STATEMENTS OF CONDITION
                              (Unaudited)

 ---------------------------------------------------------------------
                                              March 31
                                    ------------------------- Growth
 (Thousands)                            2007          2006    Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial and
    industrial                      $ 7,371,873   $ 6,538,798   12.7 +
   Real estate commercial             1,144,086     1,232,021    7.1 -
   Real estate construction           2,931,183     2,277,825   28.7 +
 ---------------------------------------------------------------------
    Total commercial loans           11,447,142    10,048,644   13.9 +
  Retail:
   Real estate residential            7,856,197     8,511,300    7.7 -
   Real estate construction           2,073,293     2,001,916    3.6 +
   Other retail                         151,959       161,617    6.0 -
   Credit card receivables              187,658       194,908    3.7 -
   Real estate loans pledged
    against other collateralized
    borrowings (a)                      551,941       293,561   88.0 +
 ---------------------------------------------------------------------
     Total retail loans              10,821,048    11,163,302    3.1 -
 ---------------------------------------------------------------------
     Total loans, net of unearned
      income                         22,268,190    21,211,946    5.0 +
 Investment securities                3,276,312     2,944,826   11.3 +
 Loans held for sale                  2,921,629     3,579,055   18.4 -
 Other earning assets                 4,216,446     3,881,511    8.6 +
 ---------------------------------------------------------------------
     Total earning assets            32,682,577    31,617,338    3.4 +
 Cash and due from banks                896,182       887,539    1.0 +
 Discontinued assets                        358        56,712   99.4 -
 Other assets                         5,249,649     4,739,386   10.8 +
 ---------------------------------------------------------------------
     Total assets                   $38,828,766   $37,300,975    4.1 +
                                    =========================

 Savings                            $ 3,607,674   $ 3,218,206   12.1 +
 Interest-bearing demand deposits     1,941,422     1,904,235    2.0 +
 Time deposits                        2,876,257     2,692,046    6.8 +
 ---------------------------------------------------------------------
     Total interest-bearing core
      deposits                        8,425,353     7,814,487    7.8 +
 Noninterest-bearing deposits         5,506,791     5,474,017     .6 +
 ---------------------------------------------------------------------
     Total core deposits             13,932,144    13,288,504    4.8 +
 Certificates of deposit
   $100,000 and more                  8,559,807     8,228,543    4.0 +
 ---------------------------------------------------------------------
     Total deposits                  22,491,951    21,517,047    4.5 +
 Short-term borrowed funds            4,672,040     5,853,701   20.2 -
 Term borrowings                      5,968,789     4,299,539   38.8 +
 Other collateralized
  borrowings (a)                        559,226       299,800   86.5 +
 ---------------------------------------------------------------------
     Total long-term debt             6,528,015     4,599,339   41.9 +
 Discontinued liabilities                32,608       233,402   86.0 -
 Other liabilities                    2,294,199     2,402,604    4.5 -
 Preferred stock of subsidiary          295,277       295,274    --
 Shareholders' equity                 2,514,676     2,399,608    4.8 +
 ---------------------------------------------------------------------
     Total liabilities and
      shareholders' equity          $38,828,766   $37,300,975    4.1 +
                                    =========================
 ---------------------------------------------------------------------
 (a) During 2006, FHN sold loans through on-balance sheet
     securitizations, which were structured as financings for
     accounting purposes.

                 FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ----------------------------------------------------------------------
 (Thousands)           1Q07       4Q06       3Q06      2Q06      1Q06
 ----------------------------------------------------------------------
 ALLOWANCE FOR
  LOAN LOSSES:
   Beginning
    Reserve           $216,285  $206,829  $199,835  $195,011  $189,705
   Provision            28,486    22,983    23,694    18,653    17,799
   Divestitures/
    acquisitions/
    transfers            2,655       --       (275)      --     (1,195)
   Charge-offs         (29,665)  (16,535)  (19,782)  (17,518)  (14,791)
   Recoveries            3,045     3,008     3,357     3,689     3,493
 ----------------------------------------------------------------------
     Ending
      Balance         $220,806  $216,285  $206,829  $199,835  $195,011
 ---------------------=================================================
 Reserve for
  off-balance
  sheet
  commitments         $  9,406  $  9,378  $  9,230  $  9,250  $  9,420
 Total of
  allowance for
  loan losses
  and reserve for
  off-balance
  sheet
  commitments         $230,212  $225,663  $216,059  $209,085  $204,431
 ----------------------------------------------------------------------
 NONPERFORMING
  ASSETS:
 RETAIL/COMMERCIAL
  BANKING:
   Nonperforming
    loans             $ 73,620  $ 82,837  $ 63,956   $61,358   $49,332
   Foreclosed
    real estate         35,388    31,230    29,947    24,425    19,556
 ----------------------------------------------------------------------
 Total Retail/
  Commercial
  Banking              109,008   114,067    93,903    85,783    68,888
 ----------------------------------------------------------------------
 MORTGAGE BANKING:
   Nonperforming
    loans - held
    for sale            10,347    10,793    10,488    14,976    16,000
   Foreclosed
    real estate         16,569    14,168    13,598    11,899     9,538
 ----------------------------------------------------------------------
 Total Mortgage
  Banking               26,916    24,961    24,086    26,875    25,538
 ----------------------------------------------------------------------
   Total
    nonperforming
    assets            $135,924  $139,028  $117,989  $112,658  $ 94,426
                      =================================================

 Loans past due
  90 days or
  more (a)            $169,840  $167,192  $160,662  $165,759  $187,974
 Guaranteed
  portion of loans
  past due 90 days
  or more (a)          123,461   128,869   130,373   136,529   159,680

 Foreclosed real
  estate from
  GNMA loans            16,655    18,121    21,679    24,253    19,865

 Period-end loans,
  net of unearned
  income (millions)   $ 22,268  $ 22,105  $ 21,955  $ 21,717  $ 21,212
 Insured loans             847       730       730       753       812
 ----------------------------------------------------------------------
 Loans excluding
  insured loans       $ 21,421  $ 21,375  $ 21,225  $ 20,964  $ 20,400
                      =================================================

 Off-balance
  sheet
  commitments
  (millions) (b)      $  7,586  $  7,587  $  7,416  $  7,305   $ 7,787
 ----------------------------------------------------------------------
 (a) Includes loans held for sale.
 (b) Amount of off-balance sheet commitments for which a reserve has been provided.

                  FIRST HORIZON NATIONAL CORPORATION
                       ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 ----------------------------------------------------------------------
                           1Q07     4Q06      3Q06      2Q06      1Q06
 ----------------------------------------------------------------------
 FHN CONSOLIDATED:
 Nonperforming
  loans ratio (a)          .33%      .37%      .29%      .28%      .23%
 Nonperforming
  assets ratio (b)         .56       .58       .49       .45       .37
 Allowance to
  total loans              .99       .98       .94       .92       .92
 Allowance to
  loans excluding
  insured loans           1.03      1.01       .97       .95       .96
 Allowance to
  nonperforming
  loans (c)             299.93    261.10    323.39    325.69    395.30
 Allowance to
  nonperforming
  assets (d)            175.83    168.66    192.40    204.58    248.66
 Net charge-off
  ratio (e)                .48       .25       .30       .26       .22
 Coverage ratio (g)       2.07x     4.00x     3.15x     3.61x     4.32x

 RETAIL/COMMERCIAL
   BANKING:
 Nonperforming
  assets ratio (b)         .50%      .52%      .44%      .40%      .33%
 Allowance to
  nonperforming
  assets                202.56    189.61    220.26    232.95    283.08

 MORTGAGE BANKING:
 Nonperforming
  assets ratio (f)         .03%      .02%      .02%      .03%      .03%

 HELOC AND REAL
  ESTATE SECURED
  INSTALLMENT LOAN
  HELD TO
  MATURITY
  ORIGINATIONS:
 Whole-loan credit
  insured                 9.22%     8.17%      .90%      .94%     2.37%
 Not insured             90.78     91.83     99.10     99.06     97.63

    FICO score
     distribution
     (not insured)
     Greater than
      or equal to 700    83.60%    83.07%    80.80%    82.48%    80.62%
      660 to 699         11.51     11.96     13.35     13.16     14.52
      620 to 659          3.38      4.07      4.71      3.55      4.04
      Less than 620       1.52       .90      1.13       .81       .82

    Average FICO
     score (not
     insured)              746       745       742       744       740

    Cumulative LTV
     distribution
     (not insured)
     Less than or
      equal to 80%       63.13%    60.14%    56.71%    58.44%    61.96%
     80.1% to 90.0%      25.49     28.21     25.09     23.33     24.12
     Greater than 90%    11.39     11.65     18.20     18.23     13.92

    Average CLTV
     (not insured)       72.95%    73.82%    75.79%    76.40%    75.07%
 ----------------------------------------------------------------------
 (a)  Ratio is nonperforming loans in the loan portfolio to total loans
 (b)  Ratio is nonperforming assets related to the loan portfolio to total loans plus foreclosed real estate and other assets
 (c)  Ratio is allowance to nonperforming loans in the loan portfolio
 (d)  Ratio is allowance to nonperforming assets related to the loan portfolio
 (e)  Ratio is annualized net charge-offs to average total loans
 (f)  Ratio is nonperforming assets to unpaid principal balance of servicing portfolio
 (g)  Ratio is allowance to annualized net charge-offs

                  FIRST HORIZON NATIONAL CORPORATION
                      BUSINESS SEGMENT HIGHLIGHTS
                              (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)           1Q07      4Q06      3Q06      2Q06       1Q06
 ---------------------------------------------------------------------
 RETAIL/COMMERCIAL
 BANKING
 Total revenues(a)   $327,075  $343,294  $344,424  $346,480  $ 333,479
 Provision for
  loan losses          28,493    23,263    23,549    18,361     18,026
 Noninterest
  expenses            198,195   211,509   205,416   214,744    218,366
                     -------------------------------------------------
  Pre-tax income      100,387   108,522   115,459   113,375     97,087
 Provision for
  income taxes         30,258    33,682    35,470    29,581     27,629
                     -------------------------------------------------
 Net income from
  continuing
  operations           70,129    74,840    79,989    83,794     69,458
 Income/(loss) from
  discontinued
  operations,
  net of tax              240       187       (69)      376    210,273
                     -------------------------------------------------
 Income before
  cumulative effect    70,369    75,027    79,920    84,170    279,731
 Cumulative effect of
  changes in
  accounting principle,
  net of tax               --        --        --        --        522
                     -------------------------------------------------
  Net income         $ 70,369  $ 75,027  $ 79,920  $ 84,170  $ 280,253

 MORTGAGE BANKING
 Total revenues(a)   $ 94,077  $112,419  $111,642  $145,102  $ 109,565
 Provision for
  loan losses              (7)     (280)      145       292       (227)
 Noninterest
  expenses            105,331   108,925   136,804   115,155    114,756
                     -------------------------------------------------
  Pre-tax
   (loss)/income      (11,247)    3,774   (25,307)   29,655     (4,964)
 (Benefit)/provision
   for income taxes   (11,782)      319   (10,283)   10,392     (1,794)
                     -------------------------------------------------
 Income/(loss) before
  cumulative effect       535     3,455   (15,024)   19,263     (3,170)
 Cumulative effect
  of changes in
  accounting principle,
  net of tax               --        --        --        --        414
                     -------------------------------------------------
  Net income/(loss)  $    535  $  3,455  $(15,024) $ 19,263  $  (2,756)

 CAPITAL MARKETS
 Total revenues(a)   $ 83,092  $ 92,634  $ 96,967  $ 99,483  $  90,912
 Noninterest
  expenses             79,726    84,075    81,778    83,629     82,601
                     -------------------------------------------------
  Pre-tax income        3,366     8,559    15,189    15,854      8,311
 Provision for
  income taxes          1,217     3,180     5,682     5,924      3,075
                     -------------------------------------------------
 Income before
  cumulative effect     2,149     5,379     9,507     9,930      5,236
 Cumulative effect
  of changes in
  accounting principle,
  net of tax               --        --        --        --        179
                     -------------------------------------------------
  Net income         $  2,149  $  5,379  $  9,507  $  9,930  $   5,415

 CORPORATE
 Total revenues(a)   $ 16,363  $ 13,994  $ 16,515  $ (2,455) $ (90,625)
 Noninterest
  expenses             19,760    27,121    28,901     9,483     19,358
                     -------------------------------------------------
  Pre-tax loss         (3,397)  (13,127)  (12,386)  (11,938)  (109,983)
 Income tax benefit      (891)   (5,733)   (5,093)   (2,884)   (41,869)
                     -------------------------------------------------
 Loss before
  cumulative effect    (2,506)   (7,394)   (7,293)   (9,054)   (68,114)
 Cumulative effect of
  changes in
  accounting principle,
  net of tax               --        --        --        --        230
                     -------------------------------------------------
  Net loss           $ (2,506) $ (7,394) $ (7,293) $ (9,054) $ (67,884)

 TOTAL CONSOLIDATED
 Total revenues(a)   $520,607  $562,341  $569,548  $588,610  $ 443,331
 Provision for loan
  losses               28,486    22,983    23,694    18,653     17,799
 Total noninterest
  expenses            403,012   431,630   452,899   423,011    435,081
                     -------------------------------------------------
 Consolidated pre-tax
  income/(loss)        89,109   107,728    92,955   146,946     (9,549)
 Provision/(benefit)
  for income taxes     18,802    31,448    25,776    43,013    (12,959)
                     -------------------------------------------------
 Net income from
  continuing
  operations           70,307    76,280    67,179   103,933      3,410
 Income/(loss) from
  discontinued
  operations, net
  of tax                  240       187       (69)      376    210,273
                     -------------------------------------------------
 Income before
  cumulative effect    70,547    76,467    67,110   104,309    213,683
 Cumulative effect
  of changes in
  accounting principle,
  net of tax               --        --        --        --      1,345
                     -------------------------------------------------
  Net income         $ 70,547  $ 76,467  $ 67,110  $104,309  $ 215,028
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.
 (a) Includes noninterest income and net interest income/(expense)

CONTACT:  First Horizon National Corporation
          Media Information:
          Kim Cherry
            (901) 523-4726
          Investor Relations:
          Dave Miller
            (901) 523-4162